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                                                                      Exhibit 99

                           [LOGO OF MIDWAY AIRLINES]

FOR IMMEDIATE RELEASE

                     Trading in Midway Airlines Common Stock

         Morrisville, N.C. - October 10, 2001 - An article in today's News and Observer suggested that an investor in the common stock of Midway Airlines (MDWYQ) might earn 10 to 20 times their investment if Midway "comes back." This has resulted in extraordinary trading in Midway's common stock.

         Midway advises its stockholders and potential purchasers of its stock, that given current market conditions and the opportunities presently available to Midway, it is more likely than not that a Plan of Reorganization would provide for no recovery for common stockholders. In such a Plan of Reorganization, all shares of common stock would be cancelled and rendered of no further force and effect.

         Midway further advises that it is presently evaluating several possible Plans of Reorganization, including those that contemplate a resumption of flying operations, and none of such Plans of Reorganization contemplates any recovery for common stockholders.

         Midway will have no further comments in respect to this release or the subject matter contained herein.

                                    - END-